Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

[   ], 2016

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Abbott Laboratories, an Illinois corporation (“Abbott”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction among Abbott, St. Jude Medical, Inc., a Minnesota corporation, Vault Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott and Vault Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Abbott (the “Merger”).

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

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